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EXHIBIT 23.1

Consent of independent auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 5, 2004, in Amendment No. 1 to the Registration Statement (333-115009) on Form S-4 and related prospectus of Telex Communications Intermediate Holdings, LLC for the Registration of $129,115,891 13% Senior Subordinated Discount Notes due 2009.

/s/ Ernst & Young, LLP
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Minneapolis, Minnesota
May 11, 2004